Exhibit 5.1

[Fried Frank Letterhead]

June 5, 2015

Extended Stay America, Inc.

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

ESH Hospitality, Inc.

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Extended Stay America, Inc., a Delaware corporation (the “Corporation”), and ESH Hospitality, Inc., a Delaware corporation (“ESH REIT” and, together with the Corporation, the “Registrants”), in connection with the Registrants’ Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the contemplated issuance by the Registrants from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of shares of common stock, par value $0.01 per share, of the Corporation (the “Corporation Shares”) and shares of Class B common stock, par value $0.01 per share, of ESH REIT (the “ESH REIT Shares,” and as paired with the Corporation Shares, the “Shares”) and (ii) the contemplated sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) from time to time, as set forth in the Prospectus and as may be set forth in one or more Prospectus Supplements, of up to 142,960,388 Shares (the “Selling Stockholder Shares”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Registrants, such certificates of public officials and such other documents (collectively, the “Documents”) and (iii) received such information from officers and representatives of the Registrants and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties in the Documents, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Registrants and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed below, we have assumed that the Corporation and ESH REIT will each have sufficient authorized but unissued and unreserved Corporation Shares and ESH REIT Shares, respectively, on the date of any issuance of Shares registered pursuant to the Registration Statement.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. With respect to the Shares, when (i) the Registration Statement has become effective under the Securities Act, (ii) the terms of the issuance and sale of the Shares have been duly approved by the Registrants’ respective board of directors or authorized committee thereof in conformity with the Registrants’ respective certificate of incorporation and bylaws and all other necessary corporate action on the part of each of the Registrants has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Registrants and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrants and (iii) such Shares have been issued and delivered against payment therefor in an amount in excess of the par value thereof, in accordance with the terms of the agreement under which they are sold and in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement, such Shares will be validly issued, fully paid and non-assessable.

2. The Selling Stockholder Shares to be sold by the Selling Stockholders have been duly authorized by the Registrants and are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the applicable provisions of the General Corporation Law of the State of Delaware, in each case as currently in effect. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Prospectus and in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP